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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. __1__)*

                                     HCA INC
                             ----------------------
                                (Name of Issuer)

                                     Common
                      ------------------------------------
                         (Title of Class of Securities)

                                    404119109
                              --------------------
                                 (CUSIP Number)

                                October 31, 2004
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES

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------------------------                                  ----------------------
  CUSIP NO.404119109                    13G                  PAGE 2 OF 4 PAGES
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Dodge & Cox                        94-1441976
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       California - U.S.A.
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            43,846,109
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             713,300
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               46,613,359
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       46,613,359
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------

                                PAGE 2 OF 4 PAGES

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              Item 1(a) Name of Issuer:
                        HCA INC

              Item 1(b) Address of Issuer's Principal Executive Offices:
                        One Park Plaza
                        Nashville, TN 37203

              Item 2(a) Name of Person Filing:
                        Dodge & Cox

              Item 2(b) Address of the Principal Office or, if none, Residence:
                        555 California Street, 40th FL
                        San Francisco, CA  94104

              Item 2(c) Citizenship:
                        California - U.S.A.

              Item 2(d) Title of Class of Securities:
                        Common

              Item 2(e) CUSIP Number:
                        404119109

              Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e) [X]  An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

              Item 4    Ownership:
                        (a)  Amount Beneficially Owned:
                             46,613,359

                        (b)  Percent of Class:
                             10.1%

                                PAGE 3 OF 4 PAGES

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                        (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or direct the vote:
                             43,846,109

                       (ii)  shared power to vote or direct the vote:
                             713,300

                      (iii)  sole power to dispose or to direct the
                             disposition of:
                             46,613,359

                       (iv) shared power to dispose or to direct the disposition of:
                             0

              Item 5    Ownership of Five Percent or Less of a Class:
                        Not applicable.

              Item 6    Ownership of More than Five Percent on Behalf of Another
                        Person:

                        Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

              Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                        Not applicable.

              Item 8    Identification and Classification of Members of the
                        Group:
                        Not applicable.

              Item 9    Notice of Dissolution of a Group:
                        Not applicable.

              Item 10   Certification:
                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 10, 2004

                                      DODGE & COX

                                      By:   /S/ Thomas M. Mistele
                                           -------------------------------------
                                      Name: Thomas M. Mistele
                                            Title: Chief Operating Officer

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